August 9, 2005

Securities and Exchange Commission

450 – Fifth Street – N.W.

Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company,

acting singly, to execute and file with you on my behalf all future Forms 3,

4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President – General Counsel

Pamela Fletcher, Vice President – Secretary & Associate General Counsel

Alexa Sullivan, Senior Counsel

/S/LAWRENCE S. PEIROS

Lawrence S. Peiros

Group Vice President